EXHIBIT 10.2

AMENDMENT TO

401(k) PLAN

Morgan Stanley & Co. Incorporated (the “Corporation”) hereby amends the Morgan Stanley 401(k) Plan (the “401(k) Plan”) as follows:

1. Effective July 1, 2007, the first sentence of the third paragraph of the definition of “Earnings” in Section 2 of the 401(k) Plan shall be amended to read as follows:

“Notwithstanding the foregoing, the annual Earnings of each Participant taken into account under the Plan, including in determining the Pre-Tax Contributions and After-Tax Contributions a Participant may elect to contribute and in determining Retirement Contribution Earnings, shall not exceed the $200,000 compensation limit under Code section 401(a)(17), as adjusted for cost-of-living increases in accordance with Code section 401(a)(17)(B).”

2. Effective July 1, 2007, the definition of “Investment Funds” in Section 2 of the 401(k) Plan, and the second sentence of Section 8(b)(i) of the 401(k) Plan, shall be amended by adding the phrase “, the Discover Stock Fund” immediately after the phrase “Morgan Stanley Stock Fund.”

3. Effective July 1 2007, the reference to “Section 8(b)(ii)” in the definition of “Morgan Stanley Stock Fund” in Section 2 of the 401(k) Plan shall be deleted and replaced with “Section 8(b)(ii)(A).”

4. Effective July 1, 2007, the definition of “Qualified Non-Elective Contributions” in Section 2 of the 401(k) Plan shall be amended by adding the phrase “, Retirement Contributions” immediately following the phrase “Matching Contributions.”

5. Effective July 1, 2007, the definition of “Retirement” in Section 2 of the 401(k) Plan shall be amended to read as follows:

““Retirement” means termination of a Participant’s employment with a Participating Company and all members of the Affiliated Group on or after the date he or she has both (i) attained age 55 and (ii) completed five years of service under the qualified defined benefit plan of the Company or Affiliated Group member covering such Participant, or, in the case of a Participant who is not covered by any such plan, completed five years of service as determined under the Morgan Stanley Employees Retirement Plan.”

6. Effective July 1, 2007, the following new definitions of “Discover Spin-off,” “Discover Stock,” “Discover Stock Fund,” “Post-June 30, 2007 Hire,” “Retirement Contribution,” and “Retirement Contribution Earnings” shall be added in the appropriate places to Section 2 of the 401(k) Plan:

““Discover Spin-off” means the spin-off of Discover Financial Services and certain affiliates from Morgan Stanley and its affiliates pursuant to the 2007 Separation and Distribution Agreement between Morgan Stanley and Discover Financial Services.”

““Discover Stock” means the common stock of Discover Financial Services, a Delaware corporation.”

““Discover Stock Fund” means that part of the Trust Fund invested as provided in Section 8(b)(ii)(B).”

““Post-June 30, 2007 Hire” means any Eligible Employee who is hired or rehired by a Participating Company, or transferred to a Participating Company from a member of the Affiliated Group that is not a Participating Company, on or after July 1, 2007, or any other Employee who is converted to Eligible Employee status on or after that date, other than any such individual who is eligible to actively participate and accrue benefits under the Morgan Stanley Employees Retirement Plan under the terms of that Plan.”

““Retirement Contribution” means a contribution made to the Plan pursuant to Section 6(e).”

““Retirement Contribution Earnings” means the Earnings paid to a Member who is eligible for a Retirement Contribution under Section 6(e), excluding amounts paid before the first day of the month coincident or next following the Member’s completion of one Year of Service.”

7. Effective July 1 2007, Section 3(b)(iii) of the 401(k) Plan shall be amended to read as follows:

“(iii) A Member who becomes ineligible to receive Company Contributions due to termination of employment in accordance with Section 6 shall again become eligible to receive Company Contributions, subject to Section 6, on the first day he or she is rehired as an Eligible Employee.”

8. Effective January 1, 2007, clause (ii) in the second sentence of Section 6(a) of the 401(k) Plan shall be amended to read as follows:

“(ii) the Member (A) is employed as an Eligible Employee in such Business Unit on December 31 of such Plan Year (including any Member on an Authorized Absence) or (B) was employed as an Eligible Employee in such Business Unit immediately prior to his or her termination of employment due to death, Total and Permanent Disability, Retirement or Release during such Plan Year.”

9. Effective July 1, 2007, the following new Section 6(e) shall be added to the 401(k) Plan:

“(e) Retirement Contributions.

“(i) Eligibility for Retirement Contributions. A Member shall be eligible to receive an allocation of Retirement Contributions for a Plan Year if the Member (A) is a Post-June 30, 2007 Hire, (B) has Retirement Contribution Earnings for such Plan Year and (C) (I) is an Eligible Employee on December 31 of such Plan Year (including any Member on an Authorized Absence) or (II) was an Eligible Employee immediately prior to his or her termination of employment due to death, Total and Permanent Disability, Retirement or Release during such Plan Year.

“(ii) Allocation of Retirement Contributions. The amount of the Retirement Contribution allocated to an eligible Member for a Plan Year, as set forth in the following schedule, shall be based on (A) the Member’s completed Years of Service (as defined below) on December 31 of such Plan Year and (B) the Member’s Retirement Contribution Earnings for such Plan Year:

Years of Service on December 31	% of Annual Retirement Contribution Earnings
Less than 10 Years	2%
10-19 Years	3%
20-29 Years	4%
30 or More Years	5%

“(iii) Years of Service. For purposes of this Section 6(e), a Member’s Years of Service shall be determined under the rules set forth in Section 4, provided, however, that Years of Service for this purpose will not include any period of service in which the Member is not employed by a Participating Company as an Eligible Employee.”

10. Effective July 1, 2007, the following new Section 6(f) shall be added to the 401(k) Plan:

“(f) Form of Contributions. Company Contributions to the Plan for a Plan Year shall be made in the form of cash, unless the Company determines that any or all such contributions shall be made in the form of Company Stock.”

11. Effective July 1, 2007, the second sentence in Section 8(b)(ii) of the 401(k) Plan shall be amended to read as follows:

“The Morgan Stanley Stock Fund shall consist of all Morgan Stanley Stock Fund investments held by the Trustee and all cash held by the Trustee which is derived from dividends, interest or other income from Morgan Stanley Stock Fund investments, from Qualified Non-elective and Qualified Matching Contributions, from any other amounts directed by the Participants to be invested in the Morgan Stanley Stock Fund, and from the proceeds of the sale or redemption of Morgan Stanley Stock Fund investments.”

12. Effective July 1, 2007, Section 8(b)(ii) of the 401(k) Plan shall be designated as Section 8(b)(ii)(A) and the following new Section 8(b)(ii)(B) shall be added to the Plan:

“(B) Except as otherwise set forth below, the Discover Stock Fund shall be invested and reinvested exclusively in Discover Stock, except that pending investments in Discover Stock, amounts held in the Discover Stock Fund may be invested and reinvested temporarily in interest-bearing short-term investments, including (without limitation) savings accounts, certificates of deposit, money market instruments, United States treasury bills and such group annuity contracts, insurance company pooled separate accounts, bank common or collective trust funds, mutual funds and other pooled investment funds as the Trustee deems suitable for temporary investments of the Discover Stock Fund. The Discover Stock Fund shall consist of all Discover Stock Fund investments held by the Trustee and all cash held by the Trustee which is derived from interest or other income from Discover Stock Fund investments and from the proceeds of the sale or redemption of Discover Stock Fund investments. Any cash held by the Trustee shall be invested as provided herein.

“All Discover Stock received by the Plan in connection with the Discover Spin-off shall be invested in the Discover Stock Fund. Discover Stock received by the ESOP in connection with the Discover Spin-off also shall be transferred to the Plan and invested in the Discover Stock Fund as described in Supplement J to the Plan. A Participant may dispose of all or any part of his or her interest in the Discover Stock Fund at any time, subject to the restrictions set forth below in Section 8(d), but, notwithstanding anything in the Plan to the contrary, may not elect to make additional contributions or investment transfers to the Discover Stock Fund on or after July 1, 2007. Cash dividends on shares of Discover Stock shall be invested in accordance with a Participant’s current directions with respect to the investment of contributions under Section 8(d)(i).

“The Discover Stock Fund shall be continued as an investment option under the Plan through December 31, 2008, unless the Investment Committee determines that continuing such fund is inconsistent with the requirements of ERISA or other applicable law.”

13. Effective July 1, 2007, the following parenthetical shall be added at the end of Section 8(b)(v) of the 401(k) Plan:

“(except as otherwise provided in Section 8(b)(ii)(B) with respect to dividends on Discover Stock)”

14. Effective July 1, 2007, the last sentence in Section 8(d)(i) of the 401(k) Plan shall be amended by deleting the words “a money market or similar fund” and inserting in their place the words “one or more funds.”

15. Effective January 1, 2007, the following paragraph (vi) shall be added at the end of Section 8(d) of the 401(k) Plan:

“(vi) The provisions of Sections 8(d)(iv) and (v) shall be interpreted in a manner that is consistent with the requirements of Code section 401(a)(35)(D)(ii)(II).”

16. Effective July 1, 2007, the following sentence shall be added at the end of Section 8(e) of the 401(k) Plan:

“These provisions also shall apply with respect to the voting and tender of Discover Stock under this Plan.”

17. Effective July 1, 2007, Section 10(a)(i) of the 401(k) Plan shall be amended by adding the phrase “and Retirement Contributions” after the phrase “Firm Contributions” in each place the latter phrase appears therein.

18. Effective July 1, 2007, Section 10(b)(i) of the 401(k) Plan shall be amended by adding the phrase “Retirement Contributions,” after the phrase “Firm Contributions,” in the first sentence thereof.

19. Effective July 1, 2007, Section 10(b)(ii) of the 401(k) Plan shall be amended by deleting the phrase “Firm Contributions” in the first sentence thereof and replacing it with the phrase “Company Contributions.”

20. Effective July 1, 2007, Sections 11(a), 12(c) and 12(g)(iii) of the 401(k) Plan shall be amended by adding the phrase “or Discover Stock Fund” immediately after the phrase “Morgan Stanley Stock Fund” in each place the latter phrase appears therein.

21. Effective July 1, 2007, the first sentence in Section 12(e) of the 401(k) Plan shall be amended to read as follows:

“All withdrawals under this Section 12 shall be distributed in the form of a lump sum payment consisting of (i) cash equal to the value of the portion of the Participant’s Accounts being withdrawn or (ii) at the election of the Participant and as permitted under this Section 12, whole shares of Morgan Stanley Stock or Discover Stock (each as may be credited to the Participant’s Account) and cash equal to the amount of any uninvested cash, plus the value of the portions of the Participant’s Accounts that are invested in all Investment Funds other than the Morgan Stanley Stock Fund or Discover Stock Fund, in such proportions as the Participant may elect and in the aggregate equal to the value of the portion of the Participant’s Accounts being withdrawn.”

22. Effective January 1, 2007, Section 13(a)(i) of the 401(k) Plan shall be amended to read as follows:

“(i) Anything in the Plan to the contrary notwithstanding, distributions under this Plan shall meet the requirements of Code section 401(a)(9) and the regulations thereunder, including the minimum distribution incidental death benefit requirement of Code section 401(a)(9)(G). Distributions shall be made in accordance with Treas. Reg. sections 1.401(a)(9)-1 through 1.401(a)(9)-9. Such requirements shall override any inconsistent distribution options in the Plan. Such requirements are incorporated herein by reference.”

23. Effective July 1, 2007, Section 13(b)(ii)(1) of the 401(k) Plan shall be amended to read as follows:

“(1) If the annual additions otherwise made to the Accounts of a Participant would cause the limitations of Code section 415 that are applicable to that Participant to be exceeded for the limitation year, the amount by which such limitations are exceeded will be eliminated (A) by returning to the Participant the Participant’s Pre-Tax Contributions and/or After-Tax Contributions for such limitation year, in whole or in part as necessary, and then (B) to the extent necessary, by reducing any Firm or Retirement Contributions allocated to the Participant in accordance with Section 6. Such excess amounts of Firm or Retirement Contributions shall be applied to reduce such contributions for such Participant for the next limitation year (and succeeding limitation years, if necessary).”

24. Effective July 1, 2007, Section 13(b)(ii)(2) of the 401(k) Plan shall be amended by deleting the phrase “Firm Contributions” and replacing it with the phrase “Firm or Retirement Contributions” in the last sentence thereof.

25. Effective July 1, 2007, the following paragraph shall be added at the end of Appendix A to the 401(k) Plan:

“Cessation of Participation of Discover Employers. Effective July 1, 2007, Discover Financial Services (fka Novus Services, Inc.), Discover Bank (fka Greenwood Trust Company), NOVUS Credit Services Inc., and PULSE EFT Association, Inc. shall cease to be Participating Companies in the Plan as set forth in Supplement J.”

26. Effective as of the dates listed below, the list of Participating Companies in Appendix B of the 401(k) Plan shall be amended by adding the following to the end thereof:

“Morgan Stanley Capital International Inc.	05/01/2003
“Morgan Stanley Capital Group Inc.	11/16/2004
“FrontPoint Partners LLC	01/01/2007
“FrontPoint Management Inc.	01/01/2007
“Morgan Stanley Mortgage Capital Holdings LLC	06/16/2007”

27. Effective January 1, 2007, Appendix B of the 401(k) Plan shall be amended by adding the following to the end thereof:

“FrontPoint Partners LLC and FrontPoint Management Inc. Any individual who became an Eligible Employee in connection with the acquisition of FrontPoint Partners LLC and FrontPoint Management Inc. pursuant to an agreement titled “Agreement and Plan of Merger Dated as of October 31, 2006 Among MS Holdings Incorporated, MS Acquisition Sub X LLC, FrontPoint Partners LLC and the Unitholder’s Committee Identified Herein,” and who was, immediately prior to becoming an Eligible Employee, an employee of FrontPoint Partners LLC or FrontPoint Management Inc., shall (i) become eligible to commence participation in the Plan effective January 1, 2007, and (ii) the term “Period of Service” shall include such individual’s service up to five years with FrontPoint Partners LLC or FrontPoint Management Inc. for purposes of determining the vested percentage of such Eligible Employee’s Plan Benefit pursuant to Section 10 of the Plan. An Hour of Service as defined in Section 4(a) of the Plan shall include each hour for which a former employee of FrontPoint Partners LLC or FrontPoint Management Inc. was paid, or entitled to payment, for the performance of services for FrontPoint Partners LLC or FrontPoint Management Inc.”

28. Effective July 1, 2007, the following new Supplement J shall be added to the 401(k) Plan:

“MORGAN STANLEY 401(K) PLAN

“SUPPLEMENT J

“SPECIAL PROVISIONS IN CONNECTION WITH SPIN-OFFS OF DISCOVER

401(K) PLAN AND DISCOVER FINANCIAL SERVICES

“1. Definitions. For purposes of this Supplement, the following terms shall have the following meanings:

“(a) “Discover Employer” means Discover Financial Services and any affiliate spun off from the Morgan Stanley Group pursuant to the Distribution Agreement.

“(b) “Discover 401(k) Plan” shall mean the Discover Financial Services 401(k) Plan.

“(c) “Distribution Agreement” means the 2007 Separation and Distribution Agreement between Morgan Stanley and Discover Financial Services.

“(d) “Effective Time” means the time of the spin-off of the Discover Employers from the Morgan Stanley Group pursuant to the Distribution Agreement.

“(e) “Morgan Stanley Group” means Morgan Stanley and all Affiliated Group members (determined by treating Morgan Stanley as a Participating Company), excluding, for periods after the Effective Time, the Discover Employers.

“(f) “Transferred Employee” means (i) any current employee of a Discover Employer as of the Effective Time and (ii) any former employee of a Discover Employer as of the Effective Time, excluding any former employee more recently employed by a member of the Morgan Stanley Group that is not a Discover Employer. A Transferred Employee also shall include any individual not described in the preceding sentence who, as of the Effective Time, has a benefit under the Plan with respect to employment with an entity listed in Supplement C, D, E or F of Exhibit B to the Morgan Stanley Employees Retirement Plan, other than an entity which is a member of the Morgan Stanley Group and not a Discover Employer.

“2. Special Provisions in Connection with Plan Transfer

“(a) Transfer of Assets and Liabilities. As of the Effective Time, the assets and liabilities attributable to all benefits accrued by all Transferred Employees under the Plan shall be transferred to the Discover 401(k) Plan.

“(b) Discover Employers. As of the Effective Time, each Discover Employer that has previously adopted the Plan shall cease to be a Participating Company and shall instead become a participating employer in the Discover 401(k) Plan.

“(c) Participation and Benefits. As of the Effective Time, each Transferred Employee participating in the Plan shall cease to participate in the Plan and shall instead become a participant in the Discover 401(k) Plan in accordance with the provisions of the Discover 401(k) Plan. The Discover 401(k) Plan shall provide each Transferred Employee with a benefit that is not less than the accrued benefit of such Transferred Employee under the Plan as of the Effective Time (plus the accrued benefit of such Transferred Employee under the ESOP as of the Effective Time, which shall also be transferred to the Discover 401(k) Plan as of the Effective Time), and all rights with respect to such accrued benefit, including, without limitation, rights with respect to vesting and forms of distribution, required by applicable law. No Transferred Employee who is employed by a Discover Employer immediately prior to the Effective Time shall be treated as experiencing a termination of employment for Plan purposes at the Effective Time solely by reason of the spin-off of the Discover Employers.

“(d) Cessation of Liability With Respect to Transferred Employees. As of the Effective Time, the Plan shall have no further liability or responsibility with respect to the benefits accrued by the Transferred Employees under the Plan, and such transfer shall be in full discharge of such responsibilities and liabilities.”

“(e) Conditions. The transfers described in the foregoing provisions shall be conditioned upon the following: (i) the providing by Discover Financial Services to the Plan Administrator of all records and information reasonably necessary to carry out such transfers; and (ii) a commitment by Discover Financial Services to apply for and obtain a determination letter from the Internal Revenue Service that the Discover 401(k) Plan is qualified under Code section 401(a).

“3. Special Provisions in Connection with Spin-off of Discover Employers. As soon as practicable following the Effective Time, all Discover Stock investments held in each participant’s account under the ESOP as a result of the spin-off of Discover Financial Services and the other Discover Employers from the Morgan Stanley Group shall be transferred to such participant’s account under this Plan and invested in the Discover Stock Fund. Following such transfer, the amounts transferred shall continue to be subject to any vesting restrictions applicable to such amounts under the terms of the ESOP (for which purpose, the ESOP’s vesting provisions are generally summarized in Section 10(a)(ii) of this Plan). The forms of distribution available with respect to such amounts shall be the forms of distribution available under this Plan, plus such other forms as may be required to be provided under Code section 411(d)(6), as determined by the Plan Administrator.”

* * * * * * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed on its behalf as of this 29th day of June, 2007.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ KAREN JAMESLEY

Title:	Global Head of Human Resources